Part II
Item 6. (continued)


                                  EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                computation of ratio of earnings to fixed charges
                -------------------------------------------------
                          (in thousands, except ratio)
                                   (Unaudited)

                                                           Nine Months Ended
                                                           September 30, 1999
                                                           ------------------

Net income                                                     $    52,509
                                                               -----------

Fixed charges:
      Advisory fees                                                    188

Total fixed charges                                                    188

Earnings before fixed charges                                  $    52,697
                                                               ===========

Fixed charges, as above                                        $       188
                                                               ===========

Ratio of earnings to fixed charges                                  280.30
                                                               ===========


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